Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc.  (the “Company”), the holding company for West End Bank, S.B. (the “Bank”), announced net income of $1.4 million for the year ended December 31, 2014, an increase of $359,000, or 33.9%, from net income of $1.1 million for the year ended December 31, 2013.  The increase in net income resulted primarily from increases in net interest income of $1.1 million and noninterest income of $132,000 partially offset by increases to the provision for loan losses of $252,000, noninterest expense of $468,000, and income tax expense of $193,000.

For the year ended December 31, 2014, net interest income increased $1.1 million, or 12.4% to $10.3 million from $9.2 million for the year ended December 31, 2013. The increase was primarily due to an increase in interest income on loans of $839,000 to $10.8 million from $10.0 million and a decrease in interest expense on deposits of $203,000 to $1.2 million from $1.4 million and a decrease in the cost of borrowings of $150,000 to $398,000 from $548,000.

Provision for loan losses was $1.7 million for the year ended December 31, 2014, compared to $1.5 million for the year ended December 31, 2013, an increase of $252,000, or 17.4%.  Increase to the provision reflected the increase in net loans during 2014 and specifically, an increase in the indirect automobile segment of the portfolio.

Noninterest income increased $132,000, or 8.7%, to $1.7 million for the year ended December 31, 2014, from $1.5 million for the year ended December 31, 2013.  The increase was due primarily to a $133,000 increase in realized gains on sales of available for sale securities.

For the year ended December 31, 2014, noninterest expense increased $468,000, or 6.1%, to $8.1 million, from $7.7 million for the year ended December 31, 2013.  The increase was due primarily to a $448,000 increase in salaries and employee benefits, a $95,000 increase in professional fees, a $31,000 increase to occupancy expense, a $38,000 increase in ATM charges and a $34,000 increase to postage and courier services, partially offset by a $55,000 decrease in director fees and benefits, a $28,000 decrease to advertising expense and a $106,000 decrease in other expenses as a result of bringing item processing in-house.  Salaries and employee benefits increased due to an increase in expenses related to the management reward program and other normal annual salary increases and payouts under our benefits plans.

The provision for income taxes was $698,000 for 2014 compared to $505,000 for 2013, reflecting an increase in pretax income.  Our effective tax rate was 32.9% for 2014 compared to 32.3% for 2013.

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

Total assets increased $5.0 million, or 2.0%, to $259.4 million at December 31, 2014, from $254.4 million at December 31, 2013. The increase was a result of increases to loans, cash and cash equivalents, and the cash surrender value of bank-owned life insurance, partially offset by decreases in investment securities classified as available for sale, loans held for sale, Federal Home Loan Bank stock, fixed assets, and other assets.

Cash and cash equivalents increased $3.2 million, or 47.8%, to $9.9 million at December 31, 2014 from $6.7 million at December 31, 2013, and the cash surrender value of bank-owned life insurance increased to $5.2 million at December 31, 2014 from $5.0 million at December 31, 2013. Securities classified as available for sale decreased $17.2 million, or 28.8%, to $42.5 million at December 31, 2014 from $59.7 million at December 31, 2013 with proceeds from sales and normal cash flow utilized to fund loan growth. Additionally, Loans held for sale decreased to $50,000 from $933,000 resulting from the timing of loan sales at year-end, Federal Home Loan Bank stock decreased to $1.5 million from $1.7 million, and premises and equipment decreased to $3.5 million from $3.7 million and other assets decreased to $3.3 million at December 31, 2014 from $3.9 million at December 31, 2013.

Net loans increased $20.8 million, or 12.1%, to $192.2 million at December 31, 2014 from $171.4 million at December 31, 2013. Commercial and industrial non-real estate loans increased $1.2 million to $10.3 million from $9.1 million and commercial and multi-family real estate loans increased $3.6 million, or 10.0%, to $39.5 million from $35.9 million.  One to four-family residential loans increased $1.0 million, or 1.5% to $61.9 million from $61.0 million and second mortgages and equity lines of credit increased $253,000, or 5.8%, to $4.6 million from $4.3 million.  The most significant growth was the consumer loan portfolio which increased $11.6 million, or 18.7%, to $73.6 million from $62.0 million.  Additionally, direct consumer loans increased $2.3 million to $13.5 million from $11.2 million, and indirect loans increased $9.3 million to $60.1 million from $50.8 million.

Deposits increased $5.3 million, or 2.7%, to $203.7 million from $198.4 million year to year.  Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $3.5 million to $105.8 million at December 31, 2014 from $102.3 million at December 31, 2013 and certificates and other time deposits increased $1.9 million to $98.0 million from $96.1 million at these dates.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, decreased $2.0 million, or 7.7%, to $24.0 million at December 31, 2014 from $26.0 million at December 31, 2013.

Total stockholders’ equity increased $1.5 million, or 5.2%, to $30.4 million at December 31, 2014 from $28.9 million at December 31, 2013.  The increase was a result of net income of $1.4 million during 2014 and a decrease in the unrealized loss on securities available for sale of $1.0 million, partially offset by the stock repurchase of $1.0 million, cash dividends of $0.24 per share, for an aggregate of $304,000, and changes to equity accounts as a result of distributed or recognized shares from the ESOP and stock based compensation plans.

	December 31, 2014
	2014	2013
	(Unaudited)
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$259,354	$254,366
Total cash and cash equivalents	9,862	6,681

Investment in available for sale securities, at fair value	42,539	59,656
Loans held for sale	50	933
Loans, net	192,195	171,353
Bank-owned life insurance	5,152	5,024
Federal Home Loan Bank of Indianapolis, at cost	1,497	1,722
Deposits	203,730	198,370
Borrowings	24,000	26,000
Total Equity	30,449	28,937

ASSET quality ratios:

Nonperforming loans to total loans	1.35%	2.06%
Nonperforming assets to total assets	1.18%	1.62%
Net charge-offs (recoveries) to average loans outstanding	1.17%	0.64%
Allowance for loan losses to non-performing loans	74.03%	67.00%
Allowance for loan losses to total loans	1.00%	1.38%

	December 31, 2014
	2014	2013
	(Unaudited)
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$11,908	$11,122
Interest expense	1,608	1,962
	10,300	9,160
Provision for loan losses	1,699	1,447
Net interest income after provision for loan losses	8,601	7,713
Noninterest income	1,655	1,523
Noninterest expense	8,140	7,672
Income before income tax expense	2,116	1,564
Income tax expense	698	505
Net income	1,418	1,059

Basic earnings per share	$1.12	$0.82
Diluted earnings per share	1.12	0.82
Dividends per share	0.24	0.24